Exhibit 99.1

CONTACT:
Company Contact	Public Relations Contact	Investor Relations Contact
Mark Hall, Senior Vice President	John Abrashkin,	John Baldissera
Environmental Power Corporation	Ricochet Public Relations	BPC Financial Marketing
(630) 573-2926	(212) 679-3300 x121	1-800-368-1217
mhall@environmentalpower.com	jabrashkin@ricochetpr.com	ir@barrettopacific.com

Environmental Power Corporation Switches Listing of Common Stock

to The NASDAQ Stock Market

PORTSMOUTH, N.H., December 10, 2007 — Environmental Power Corporation announced today that it is changing the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. Effective December 21, 2007, Environmental Power’s common stock will trade on the NASDAQ Capital Market under the symbol NASDAQ: EPG.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which we believe will provide added visibility to our investors,” said Richard E. Kessel, President and Chief Executive Officer of Environmental Power. “We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with better prices, faster execution and lower cost per trade. As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are proud to be a part of the NASDAQ Stock Market.”

ABOUT NASDAQ

NASDAQ® is the largest electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business, including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM at http://www.nasdaq.com/newsroom.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at http://www.environmentalpower.com.